EXHIBIT 99.1

Petroleum Helicopters, Inc. Prices Public Offering of Non-Voting
Common Stock at $25.00 per Share

LAFAYETTE, La.—(BUSINESS WIRE)— June 8, 2005—Petroleum Helicopters, Inc. (“PHI”) (Nasdaq:PHEL) (Nasdaq:PHELK) announced today the pricing of its public offering of 4,250,000 shares of non-voting common stock (an increase from the 3,500,000 shares previously announced) at $25.00 per share to the public. The pricing was made pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission and declared effective on March 31, 2005. The underwriters have a 30-day option to purchase up to an additional 637,500 shares of non-voting common stock from the Company, subject to certain conditions. All stock sold in the offering will be issued by the Company. Assuming no exercise of the underwriters’ over-allotment option, the net proceeds to the Company will be approximately $99 million.

PHI intends to use substantially all of the net proceeds of this offering toward the expansion of its aircraft fleet. In addition, PHI will use a portion of the net proceeds to repay the indebtedness outstanding under its revolving credit facility, a significant portion of which was incurred to purchase new aircraft. The offering is expected to close on June 14, 2005, subject to the satisfaction of customary closing conditions.

UBS Investment Bank is the sole book-running manager and joint lead manager with Lehman Brothers Inc. for the offering. Howard Weil Incorporated and Simmons and Company International are acting as co-managers for the offering.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 25th Floor, 299 Park Avenue, New York, New York, 10019, Phone: (212) 821-3884, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and related base prospectus.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in the prospectus supplement and in PHI’s other filings with the Securities and Exchange Commission.

PHI provides helicopter transportation and related services to customers in the oil and gas industry and for air medical programs. PHI’s non-voting common stock and voting common stock are traded on The Nasdaq National Market System.

CONTACTS

Petroleum Helicopters, Lafayette
Michael J. McCann, 337-235-2452